UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2008

Javelin Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-31114	88-0471759

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number) incorporation)	Identification No.)

125 CambridgePark Drive, Cambridge Massachusetts		02140

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (617) 349-4500

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On February 7, 2008, Javelin Pharmaceuticals, Inc. (the “Company”) advised the American Stock Exchange (“Amex”) that the Company is not currently in compliance with Sections 121A and 802(a) of the Amex Company Guide, each of which requires that at least a majority of the Company’s Board of Directors be comprised of “independent” directors within the meaning of the Amex listing standards.
          Martin Driscoll, a director of the Company, began receiving a salary as the chief executive officer of Pear Tree Pharmaceuticals, Inc., (“Pear Tree”), on February 1, 2008. Pear Tree is a start-up healthcare company recently founded by Dr. Fred Mermelstein, the founder, president and a director of the Company. Dr. Mermelstein also serves as Pear Tree’s chairman. As a director of Pear Tree, Dr. Mermelstein will participate in the determination of compensation for Pear Tree executives.
          Consequently, at a meeting on February 6, 2008, the Board of Directors of the Company concluded that Mr. Driscoll no longer qualifies as an independent director as defined according to the Amex listing standards. As a result, the Board of Directors, which currently consists of seven (7) directors, now includes only three (3) independent directors and, therefore, no longer complies with the Amex requirement that a majority of the Board be comprised of independent directors.
          In discussion with the Company, Amex indicated that, following its standard procedures, it will issue a warning letter to the Company, giving the Company ninety (90) days to regain compliance. If, after the ninety (90) day period, the Company has not regained compliance, Amex will issue a deficiency letter.
          The Company has informed Amex that it expects to regain compliance within the ninety (90) day period. To that end, the Corporate Governance and Nominating Committee of the Company’s Board of Directors has begun a search to identify qualified director candidates, each of whom would (i) be independent as defined according to the Amex listing standards, (ii) have the knowledge, skills and experience necessary to serve as a member of the Board of Directors and (iii) satisfy the Company’s other criteria for membership on its Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVELIN PHARMACEUTICALS, INC.
	By:	/s/ Daniel B. Carr, M.D.
	Name:	Daniel B. Carr, M.D.
Dated: February 7, 2008	Title:	Chief Executive Officer

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